UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

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REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Belvedere Place

Suite 300

Mill Valley, California 94941

(Address of principal executive offices and Zip Code)

(415) 389-7373

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Director.

On December 18, 2014, the Board of Directors of Redwood Trust, Inc. (the “Company”) announced that Karen R. Pallotta has joined its Board of Directors, to fill the vacancy created by the Board’s decision to increase the size of the Board from eight directors to nine. Ms. Pallotta is expected to be named to serve on certain of the standing committees of the Board prior to the Company’s 2015 Annual Meeting of Stockholders. Ms. Pallotta was employed at Fannie Mae for more than 20 years until her retirement in 2011. At Fannie Mae she served in various leadership roles, most recently as Executive Vice President of its Single Family Credit Guaranty business, a role she assumed during the height of the financial crisis and subsequent to Fannie Mae’s government conservatorship. In that role Ms. Pallotta had direct responsibility for Fannie Mae’s single family mortgage business which comprised more than $2.5 trillion in guaranteed mortgages and mortgage backed securities. Ms. Pallotta holds a B.A. from Pennsylvania State University and an M.B.A. from the University of Maryland.

Ms. Pallotta will receive compensation for her service as a director as described in the summary of compensation arrangements for non-employee directors set forth in the Company’s Proxy Statement for its 2014 Annual Meeting of Stockholders, a copy of which was filed with the SEC on March 21, 2014, including a pro rated amount of such compensation for her service during 2014 and 2015 through the date of the Company’s 2015 Annual Meeting of Stockholders.

In connection with the election of Ms. Pallotta as a director, the Company and Ms. Pallotta will enter into an indemnification agreement, which generally requires the Company to indemnify and to advance expenses to Ms. Pallotta to the maximum extent permitted by Maryland law. A copy of this form of indemnification agreement is filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on November 16, 2009.  A copy of the Company’s press release announcing the election of Ms. Pallotta is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated December 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 18, 2014	REDWOOD TRUST, INC.
	By:	/s/ Andrew P. Stone
Name: Andrew P. Stone
Title: General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit Title

99.1	Press Release dated December 18, 2014